Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements of Brocade Communications Systems, Inc. on Form S-8 (Nos. 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, 333-85187, 333-140334 and 333-143053) of our report dated April 24, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of McDATA Corporation as of and for the years ended January 31, 2006 and 2005, appearing in this Current Report on Form 8-K of Brocade Communications Systems, Inc. dated May 18, 2007.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
May 18, 2007